(As filed with the Wyoming Secretary of State on 08/11/2021 11:31AM)
Original ID: 2019-000879200
Amendment ID: 2021-003297624

Profit Corporation
Articles of Amendment

1. Corporation name:
     Juro System Inc.

2. Article number(s): V  is amended as follows:
     Number of Common Shares: 10,000,000,000       Common Par Value:  $10.0000
     Number of Preferred Shares:  50,000,000       Preferred Par Value:  $10.0000

3.  If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertaibale outside the articles of amendment.
     On June 1, 2021, the stockholders approved a 100 to 1 share split on the Common Shares. The stockholders also approved an open-ended series of Preferred Shares and authorized 50,000,000 shares in the first instance.

4. The amendment was adopted on 06/01/2021.

- STAMP -
RECEIVED
AUG -9 2021
WYOMING
SECRETARY OF STATE